EXHIBIT 21.1

                             LISTING OF SUBSIDIARIES

                                   WCORP, Inc.
                                Lognet 2000, Inc.
                            InfiniteSpace.com, Corp.
                     The Internet Broadcasting Company, Inc.
                               INSCI (UK) Limited.